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                                                                    EXHIBIT 99.1

                                 [iVillage Logo]

FOR IMMEDIATE RELEASE

    Hearst Signs Memorandum of Understanding to Renew Agreement with iVillage


               Proposed Renewal Extends Relationship Through 2007

NEW YORK - May 18, 2004 - iVillage Inc. (Nasdaq: IVIL), The Internet For Women(TM), a leading Internet-based content source for women and the number one women's community online, today announced that Hearst Communications, Inc. has signed a non-binding Memorandum of Understanding with iVillage to amend and extend for an additional three years the companies' magazine content license and hosting agreement.

Under the proposed terms of the extension, Hearst would pay to iVillage approximately $12.5 million over three years for hosting and production services related to the following Hearst magazine Web sites, all of which will continue to be incorporated into The iVillage Network: Cosmopolitan, Country Living, Good Housekeeping, Redbook, House Beautiful, Marie Claire and Town & Country. iVillage would receive approximately $4.15 million per year in fees in each year, reflecting an expanded scope of services and increase in fees of more than 35% when compared to the amount of fees received in fiscal year 2003.

iVillage would continue to receive a commission on sales of magazine subscriptions generated through links from The iVillage Network. The new commission rates contain a performance component that can allow the rates to increase to almost double the current fixed rate. The term of the deal is three years. In the event that magazine subscription sales do not reach a certain threshold in the second year, iVillage would not be entitled to such commissions during the final year. iVillage is presently one of the leading online sources of new subscriptions to Hearst magazines.

Advertising inventory on the magazine Web sites would continue to be sold by iVillage. Hearst would continue to receive a revenue share from iVillage on a percentage of the advertising sales appearing on the magazine Web sites. The guaranteed minimum on this revenue share would be reduced from the levels in the current agreement and the commission percentages would no longer be fixed and would vary from the current agreement down to zero. The minimum guarantee and percentage share would be based on the level of net paid subscription sales generated on The iVillage Network and through other distribution opportunities.

iVillage would no longer be required to offer Hearst, and Hearst would no longer be obligated to purchase, advertising on The iVillage Network. Currently, iVillage must allocate advertising space to Hearst at the lowest available rates. Under the proposed extension, iVillage now would be able to sell this space to any advertiser at unrestricted rates.

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Douglas W. McCormick, Chairman & Chief Executive Officer, iVillage Inc. said,
"We have enjoyed working with Hearst over the last three years and are pleased that our proposed agreement would not only extend our relationship with Hearst but also expand the scope of services we provide to them."

The extension of the existing magazine content license and hosting agreement between iVillage and Hearst as provided in the Memorandum of Understanding between the parties is subject to the negotiation and execution of a definitive extension agreement. If the parties do not enter into a definitive agreement, the existing agreement will expire in June 2004 and continue afterwards on a month-to-month basis unless terminated by either party with 90 days prior notice.

The magazine content license and hosting agreement is separate and in addition to other agreements between Hearst Communications and iVillage, including that related to the Hearst Teen Online Network of magazine Web sites, which was previously announced in January 2004.

About The Hearst Corporation
The Hearst Corporation (www.hearst.com) is one of the nation's largest diversified communications companies. Its major interests include magazine, newspaper and business publishing, cable networks, television and radio broadcasting, Internet businesses, television production, newspaper features distribution, and real estate.

About iVillage Inc.
iVillage is "the Internet for women" and consists of several online and offline media-based properties that seek to enrich the lives of women, teenage girls and parents through the offering of unique content, community applications, tools and interactive features. iVillage Inc. (Nasdaq: IVIL) was established in 1995 and is headquartered in New York City.

Average monthly page views for iVillage.com and its affiliate Web sites ("The iVillage Network") were more than 370 million for the quarter ended March 31, 2004. In April 2004, according to comScore Media Metrix, The iVillage Network ranked 23rd among the top 100 Web and Digital Media properties with more than 17 million unique visitors in the United States and had an average reach of approximately 11% of the total online population. Also, according to the same report, The iVillage Network was the number one "women's community site" and the number three "community site" overall on the Web.

For more information about iVillage, visit www.ivillage.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be," "expects," "may affect," "anticipates," "may depend," "believes," "estimates," "plans," "projects" and similar words and phrases are intended to identify such forward-looking statements. These forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future results, performance or achievements. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, some of which are beyond iVillage's control. In addition to those risks discussed in iVillage's other press releases, public filings and statements by iVillage's management, factors that may cause iVillage's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward looking statements include: (i) the volatile and competitive nature of the Internet industry and the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third-party providers and partners, (vi) iVillage's ability to maintain or increase user traffic levels, (vii) the loss of one or more of iVillage's largest customers and (viii) the impact of pending litigation on iVillage's business, results of operations and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACTS:         iVillage Inc.                      The Hearst Corporation
                  Carl Fischer                       Paul Luthringer
                  212.600.6502                       212.649.2540
                  cfischer@mail.ivillage.com         pluthirnger@hearst.com


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